Exhibit (12)

                              SNAP-ON INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Amounts in millions)




                                                       Thirteen Weeks Ended
                                                      -----------------------
                                                      March 31,      April 1,
                                                        2001           2000
                                                      ---------      --------
     Net Earnings                                     $   26.9       $  60.7

     Add (Deduct):
         Income taxes                                     15.3          36.3
         Minority interest in earnings
           of consolidated subsidiaries                     .4            .6
                                                      --------       -------
     Net Earnings as Defined                              42.6          97.6

     Fixed Charges:
         Interest on debt                                  8.9          10.3
         Interest element of rentals                       1.3           1.3
                                                      --------       -------
     Total Fixed Charges                                  10.2          11.6
                                                      --------       -------
     Total Adjusted Earnings Available
       for Payment of Fixed Charges                   $   52.8       $ 109.2
                                                      ========       =======

     Ratio of Earnings to Fixed Charges                    5.2           9.4
                                                      ========       =======


     For purpose of computing this ratio, "earnings" consists of (a) income from continuing operations before income taxes (adjusted for minority interest), and (b) "fixed charges" consists of interest on debt and the estimated interest portion of rents.




                                       20